UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2010

WATTS WATER TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-11499	04-2916536
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

815 Chestnut Street, North Andover, Massachusetts 01845
 (Address of Principal Executive Offices) (Zip Code)

(978) 688-1811
(Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On February 8, 2010, the Board of Directors (the “Board”) of Watts Water Technologies, Inc. (the “Company”) approved a restructuring program with respect to the Company’s operating facilities in France.  The restructuring program is expected to include the shutdown of three facilities, including two manufacturing sites and one distribution center.  The program is expected to include pre-tax charges totaling approximately $12.5 million, including costs for severance, relocation, clean-up and certain asset write-downs, and result in the elimination of approximately 95 positions.  Total net after-tax charges for this restructuring program are expected to be approximately $8.3 million ($1.1 million in non-cash charges), with costs being incurred through 2011.  The Company expects to spend approximately $6.6 million in capital expenditures to consolidate operations.  Annual cash savings, net of tax, are estimated to be $3.9 million, which the Company expects to fully realize by 2012.  The Company recorded after-tax charges of approximately $3.0 million, or ($0.08) per share, in the fourth quarter of 2009 for severance and other costs related to this program.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010, Daniel J. Murphy, III, a director of the Company, informed the Board of his decision not to stand for re-election at the Company’s 2010 annual meeting of stockholders, which will be held on May 12, 2010.  Mr. Murphy advised the Board that his decision was made for personal reasons and was not the result of any dispute or disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Murphy currently serves as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

The Company’s Corporate Governance Guidelines provide that no member of the Board shall be nominated by the Board to serve as a director of the Company after he has passed his 72nd birthday, unless the Board has voted to waive the mandatory retirement age of such person as a director.  Timothy P. Horne, a member of the Board, will pass his 72nd birthday in April, 2010, prior to our 2010 annual meeting of stockholders.  On February 8, 2010, Mr. Horne advised the Board that he does not wish to have the Board waive the mandatory retirement age for him under the Company’s Corporate Governance Guidelines, and therefore Mr. Horne will also not stand for re-election at the Company’s 2010 annual meeting of stockholders.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 9, 2010, the Board amended and restated the By-Laws of the Company to include a new Section 17 in Article II of the By-Laws, which permits the Board to appoint any former director who has retired from the Board as a director emeritus.  Directors emeriti may, but are not required to, attend all meetings (regular and special) of the Board and will receive notice of such meetings; however, they shall not have the right to vote and they shall be excluded from the number of directors for quorum and other purposes.  Directors emeriti shall be appointed for one-year terms and may be reappointed for an unlimited number of additional one-year terms.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits

The Exhibit Index attached to this Current Report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2010	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage Kenneth R. Lepage General Counsel and Executive Vice President of Administration

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws of the Company